Filed Pursuant to Rule 424(b)(5)
Registration File No. 333-142180

In connection with the securities offered from the registration statement (File No. 333-142180) by means of this prospectus supplement, a filing fee of $4,487.27, calculated in accordance with Rule 457(r), has been transmitted to the SEC.

Prospectus Supplement
(To prospectus dated April 17, 2007)

6,200,000 shares of
Common Stock

We are offering 6,200,000 shares of our common stock. Our common stock is traded on the NASDAQ Global Market under the symbol “DPTR.” On April 19, 2007, the last reported sale price of our common stock was $21.26 per share.

	Per Share	Total

Public offering price	$20.50	$127,100,000
Underwriting discounts and commissions	$0.82	$5,084,000
Proceeds, before expenses, to us	$19.68	$122,016,000

We have granted the underwriters a 30-day option to purchase up to an additional 930,000 shares of our common stock solely to cover over-allotments, if any.

Investing in our common stock involves risks and uncertainties. See “Risk factors” beginning on page S-7 of this prospectus supplement and in the documents incorporated by reference in this prospectus supplement. You should read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the prospectus to which it relates. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares against payment in New York, New York on or about April 25, 2007.

Joint Book-Running Managers

JPMorgan	Lehman Brothers	Deutsche Bank Securities

Co-Managers
Raymond James
Coker, Palmer, Phillips & Mullen, Inc.
KeyBanc Capital Markets
Tristone Capital

April 19, 2007

Prospectus supplement

Prospectus

i

About this prospectus supplement

This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering of common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which provides more general information. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference therein, on the other hand, you should rely on the information in this prospectus supplement.

You should rely only on the information contained in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference in this prospectus supplement. Neither we nor the underwriters have authorized anyone to provide you with information that is different. We are offering our common stock only in jurisdictions where such offers are permitted. The information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of their respective dates, regardless of the time of delivery of this prospectus supplement, or of any sale of our common stock. It is important for you to read and consider all information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement in making your investment decision.

Forward-looking statements

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement contain forward-looking statements, within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

We are including the following discussion to inform our existing and potential security holders generally of some of the risks and uncertainties that can affect us and to take advantage of the “safe harbor” protection for forward-looking statements afforded under federal securities laws. From time to time, our management or persons acting on our behalf make forward-looking statements to inform existing and potential security holders about us. Forward-looking statements are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “plan,” “goal” or other words that refer to future events or outcomes. Except for statements of historical or present facts, all other statements contained in this prospectus supplement are forward-looking statements.

These statements by their nature are subject to certain risks, uncertainties and assumptions and will be influenced by various factors. Should any of the assumptions underlying a forward-looking statement prove incorrect, actual results could vary materially. In some cases, information regarding certain important factors that could cause actual results to differ materially from any forward-looking statement appears together with such statement. In addition, the factors described under “Risk factors” in this prospectus supplement and the documents we incorporate by reference, as well as other possible factors not listed, could cause actual results to differ materially from those expressed in forward-looking statements.

Many of these factors are beyond our ability to control or predict. These factors are not intended to represent a complete list of the general or specific factors that may affect us. We may note additional factors elsewhere in this prospectus supplement and the accompanying prospectus, in any additional prospectus supplement and in any documents incorporated by reference into this prospectus supplement and the accompanying prospectus.

All forward-looking statements speak only as of the date made. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements above. Except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

ii

Prospectus supplement summary

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement. This summary does not contain all of the information you should consider before investing in our common stock. You should read this entire prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein, carefully before making an investment decision, especially the risks of investing in our common stock discussed under “Risk factors” in this prospectus supplement and the consolidated financial statements and notes to those consolidated financial statements incorporated by reference herein.

As used in this prospectus supplement, “Delta Petroleum,” “Delta,” “Company,” “our Company,” “we,” “our,” and “us” refer to Delta Petroleum Corporation and its consolidated subsidiaries, including with respect to financial information, results of our 49.4% owned affiliate, DHS Holding Company and its subsidiaries, except where the context otherwise requires or as otherwise indicated. In addition, in this prospectus supplement, information is presented for our fiscal years, which ended on June 30 on and prior to June 30, 2005, and subsequently on December 31. All references to oil reserves and production include natural gas liquids. You will find definitions for oil and natural gas industry terms used throughout the prospectus supplement and prospectus in “Glossary of oil and gas terms” located on page S-30 of this prospectus supplement.

Our Company

We are a Denver, Colorado based independent energy company engaged primarily in the exploration for, and the development, production, and sale of, natural gas and crude oil. Our core areas of operation are the Rocky Mountain and onshore Gulf Coast regions, which together comprise the majority of our proved reserves, production and long-term growth prospects. We have a significant development drilling inventory that consists of proved and unproved locations, the majority of which are located in our Rocky Mountain development projects. We also have extensive exploration activities in the Columbia River Basin (“CRB”) in Washington state, in the Hingeline play in Central Utah and the Paradox Basin of southeastern Utah and southwestern Colorado. We generally concentrate our exploration and development efforts in fields where we can apply our technical exploration and development expertise, and where we have accumulated significant operational control and experience. We also have an ownership interest in DHS Drilling Company (“DHS”), providing the benefit of priority access to 17 drilling rigs that operate primarily in the Rocky Mountain region.

During the year ended December 31, 2006 we had production from continuing operations of 15.4 Bcfe. As of December 31, 2006, we had estimated proved reserves of 302.4 Bcfe with a reserve life of approximately 19 years. Our proved reserves were 34% proved developed and 74.3% were natural gas. Our reserve estimates change continuously and are evaluated by us on an annual basis. Deviations in the market prices of both crude oil and natural gas and the effects of acquisitions, dispositions and exploratory development activities may have a significant effect on the quantities and future values of our reserves.

For calendar year 2007, our drilling budget is $250 to $275 million, which will be funded in part by a significant portion of the net proceeds from this offering and our concurrent offering of convertible notes. We are concentrating a substantial portion of this budget on the development of our Piceance, Wind River and Paradox Basin assets in the Rockies, and to a lesser extent, our Newton and Midway Loop fields in the Gulf Coast.

Business Strengths

Multi-year inventory of attractive development drilling locations

As of March 31, 2007 we owned and controlled approximately 497,000 net undeveloped acres in our Rocky Mountain development projects, which represents approximately 38% of our total net undeveloped acreage position. We believe there are substantial quantities of hydrocarbons that will be produced in the future from the fields within our acreage position based upon our drilling success to date. Most of our development drilling locations are located in proven hydrocarbon basins containing reservoirs that we believe, based on drilling results and initial well performance, possess predictable geologic attributes and consistent reservoir characteristics, which lead to reliable drilling results. We have identified a multi-year inventory of development drilling locations that we believe present relatively low geologic risk.

Proven success in exploration plays

We have enjoyed success in our recent exploration efforts in the Paradox Basin in Utah and Colorado, and in Newton, Polk and Tyler Counties, Texas. Historically we have grown primarily through strategic acquisitions, but we believe our expertise and success in our exploration activities provide us with a more effective means of consistent reserve and production growth. We expect to continue our successful exploration activities throughout 2007.

•	Paradox Basin. We have five prospect areas in the Paradox Basin and have drilled a total of three wells to date in the Greentown prospect and one well in the Salt Valley prospect. Each of our exploratory wells in these two prospect areas has encountered significant quantities of hydrocarbons. We are proceeding with completion activities in each of these exploratory wells and anticipate development activities in the Greentown and Salt Valley prospects through 2007.

•	Newton County, Texas. In addition to our recent Paradox exploration activities, we have conducted successful exploration drilling in Newton County, Texas targeting the Wilcox, Yegua and Frio formations. We have drilled five exploratory wells and have encountered economic quantities of hydrocarbons in four of the wells. We expect to continue the development of our seismically defined Yegua and Frio structures in 2007.

•	Midway Loop Field. The Midway Loop Field is located in Polk and Tyler counties, Texas. The wells in this play produce from the Austin Chalk formation. We have recently drilled and completed our third well on our Austin Chalk acreage, all of which have been successful economic wells with significant initial production rates and attractive per well finding and development (“F&D”) costs.

Significant acreage position in high-profile exploration plays

We believe our exposure to high-profile domestic onshore exploration plays differentiates us from other companies in the exploration and production sector. We have acquired significant acreage positions in two basins that have experienced no or very limited exploration activity in recent decades, but have received substantial interest of late. We believe the potential of these exploration plays provides an opportunity for meaningful reserve and production growth.

•	Columbia River Basin. The CRB is a large basin located in southeastern Washington and northeastern Oregon. We have approximately 467,500 net acres in the CRB, which comprises approximately 36% of our total net undeveloped acreage position. Interest in the play was established based upon the evaluation of logs from wells that were drilled and abandoned in the 1980s. The logs show significant over-pressured, tight sand gas formations, which with the recent advances in multi- zone, multi-stage artificial stimulation (“frac”) technology could potentially produce significant quantities of natural gas. We are participating with EnCana Corporation, the only oil and gas company that is actively drilling in the basin, and we have an interest in two wells that EnCana has drilled to date and a third well that is currently being drilled. We are in the process of permitting two separate prospects, the McBride 28-13 and the Gray 20-31, which will both be Delta-operated locations.

•	Central Utah Hingeline. The Hingeline play of central Utah is a geological overthrust belt. Interest and activity from the industry in this previously unexplored play came about through the discovery of a large oil field in 2003 in the same overthrust belt by a private oil and gas company. Overthrust plays are unique geologically and generally require geologists with specific experience in overthrust belts to understand and map the exploration activity. Our partner in the Hingeline play, Armstrong Resources LLC (“Armstrong”), has significant experience in, and focuses on overthrust plays. We have an average 55% working interest representing approximately 118,000 net acres in this play.

Operational control

We operate all but one of our primary development projects, and as a result, we have substantial control over the timing of our field development and the level and allocation of more than 90% of our capital expenditures and operating expenses. We believe this operational control gives us the flexibility to opportunistically pursue exploration and development projects in our property inventory and provides us with a competitive advantage. Additionally, our interest in DHS provides us with full-time priority access to 17 drilling rigs deployed primarily in the Rocky Mountains, which further enhances our operational control of our exploration and development projects.

Experienced management and operational team with advanced exploration and development technology knowledge

Our senior management team has an average of 25 years of experience in the oil and gas industry, and has a proven track record of creating value both organically and through strategic acquisitions. Our management team is supported by an active board of directors with extensive experience in the oil and gas industry. Our experienced technical staff utilizes sophisticated geologic and 3-D seismic models to enhance predictability and reproducibility over significantly larger areas than historically possible. We also utilize frac technology in completing our wells to substantially increase near-term production, resulting in faster payback periods and higher rates of return and present values. Our team has successfully applied these techniques, normally associated with completions in the most advanced Rocky Mountain natural gas fields, to our largest Gulf Coast field to improve production and returns.

Business Strategy

Our focus is to increase stockholder value by pursuing the following corporate strategy:

Pursue concurrent development of our core areas

Following this offering, we plan to spend $250—$275 million on our drilling program during 2007. We expect that approximately 78% of the 2007 drilling capital expenditures will be in our Rocky Mountain development and exploration projects. Many of our targeted development drilling locations are in reservoirs that demonstrate predictable geologic attributes and consistent reservoir characteristics, which typically lead to reliable drilling results.

Maintain high percentage ownership and operational control over our asset base

As of December 31, 2006, we controlled approximately 1.3 million net undeveloped acres, representing approximately 97% of our total net acreage position. We retain a high degree of operational control over our asset base, as we are the operator on all but one of our primary development projects. This provides us with controlling interests in a multi-year inventory of drilling locations, positioning us for continued reserve and production growth through our drilling operations. We plan to maintain this advantage to allow us to control the timing, level and allocation of our drilling capital expenditures and the technology and methods utilized in the planning, drilling and completion process. We believe this flexibility to opportunistically pursue exploration and development projects relating to our properties provides us with a meaningful competitive advantage. We also have an interest in DHS, as well as a contractual right of priority access to 17 drilling rigs deployed primarily in the Rocky Mountains.

Achieve consistent reserve growth through repeatable development

We have experienced significant reserve growth over the past four years through a combination of acquisitions and drilling successes. Although, prior to 2006, the majority of our reserve and production growth historically has come through acquisitions, we anticipate that the majority of our 2007 and future reserve and production growth will come through the execution of our drilling program on our large inventory of proved and unproved locations. Our development drilling inventory generally consists of locations in fields that demonstrate low variance in well performance, which leads to more predictable and repeatable field development.

Maintain acreage and pursue identified opportunities in high potential exploration plays

We intend to continue to supplement our ongoing development of reserves in our core areas with exploratory efforts that may lead to new discoveries in the future. We continually evaluate our opportunities and pursue attractive potential opportunities that take advantage of our strengths. At March 31, 2007, we had a significant undeveloped, unproved acreage position in the CRB and the Central Utah Hingeline plays, each of which have gained substantial interest within the exploration and production sector due to their relatively unexplored nature and the potential of meaningful hydrocarbon recoveries. There are other mid-size and large independent exploration and production companies conducting drilling activities in these plays. We anticipate that meaningful drilling and completion results will become known in both areas during 2007.

Pursue a disciplined acquisition strategy in our core areas of operation

Historically we have been successful at growing through targeted acquisitions. Although our multi-year drilling inventory provides us with the ability to grow reserves and production organically without acquisitions, we will continue to evaluate acquisition opportunities, primarily in our core areas of operation. In addition, we will continue to look to divest assets located in fully developed or non-core areas.

Maintain an active hedging program

We actively manage our exposure to commodity price fluctuations by hedging meaningful portions of our expected production through the use of derivatives, typically costless collars. The level of our hedging activity and the duration of the instruments employed depend upon our view of market conditions, available hedge prices and our operating strategy. We use hedges to limit the risk of fluctuating cash flows used to partially fund our capital expenditure program. We also typically use hedges in conjunction with acquisitions to achieve expected economic returns during the payout period. Approximately 6.0 Bcf of our anticipated natural gas production is hedged for the remainder of 2007, and approximately 5.5 Bcf is hedged in 2008.

Recent developments

Our expected total production for the three months ended March 31, 2007 was 3.9 Bcfe, including production from discontinued operations and sold properties. Our total production for the month of March was 1.65 Bcfe, including production from discontinued operations and sold properties. In addition on April 16, 2007, we announced the signing of an acreage earning agreement pertaining to acreage surrounding our Vega Unit in the Piceance Basin. The agreement provides us an opportunity to potentially earn up to 6,000 net acres by drilling a minimum of 128 wells over a thirty-six month period.

On March 30, 2007, we consummated the sale of certain non-core properties located in New Mexico and the onshore Gulf Coast region of Texas, with net cash proceeds to us of $31.5 million and an estimated after-tax loss of approximately $6.9 million. On March 27, 2007, we completed the sale of certain non-operated non-core properties located in Australia for cash consideration of approximately $6.0 million. The sale resulted in an after-tax gain of $2.8 million. On January 10, 2007, we sold non-core properties located in Padgett Field, Kansas for proceeds of $5.6 million, which properties are included in assets held for sale in our financial statements as of and for the year ended December 31, 2006 incorporated by reference hereto.

On March 9, 2007, we issued 754,000 shares of common stock valued at approximately $13.8 million for additional interests in two wells owned and operated by us and located in Polk County, Texas. On January 30, 2007, we closed an offering of 2,768,000 shares of common stock priced at $20.98 per share. The equity offering resulted in net proceeds of approximately $56.6 million. The proceeds were used to repay our $25.0 million unsecured term loan and reduce outstanding indebtedness under our senior secured credit facility. We have subsequently redrawn all or some of the amounts repaid under the senior secured credit facility for exploration and development of oil and natural gas properties, working capital and other general corporate purposes.

General

Our common stock is quoted on the NASDAQ Global Market under the symbol “DPTR,” and is a component of the Russell 3000® Index.

We were originally incorporated in 1984 and have been publicly held since 1987. Effective January 31, 2006, we changed our state of incorporation from Colorado to Delaware through a reincorporation merger.

Our principal executive offices are located at 370 17thStreet, Suite 4300, Denver, Colorado 80202. Our telephone number is (303) 293-9133. We also maintain a website at http://www.deltapetro.com, which contains information about us. Our website and the information contained in and connected to it are not a part of this prospectus supplement.

The offering

Common stock offered by us	6,200,000 shares.

Over-allotment option	930,000 shares.

Common stock to be outstanding after this offering[1]	64,716,902 shares.

NASDAQ symbol for our common stock	DPTR.

Use of proceeds	To pay down amounts outstanding under our senior secured credit facility, which amounts are expected to be reborrowed, for exploration and development, working capital and other general corporate purposes. Affiliates of certain of the underwriters are lenders under our senior secured credit facility. See “Use of proceeds” on page S-9 of this prospectus supplement.

Concurrent notes offering	Concurrently with this offering of common stock, we are offering $100.0 million aggregate principal amount of our 3 3/4% convertible senior notes due 2037 ($115.0 million aggregate principal amount if the underwriters exercise their over-allotment option in full). The convertible senior notes will be offered pursuant to a separate prospectus supplement. This prospectus supplement shall not be deemed an offer to sell or a solicitation of an offer to buy any of our convertible senior notes. There is no assurance that our concurrent public offering of convertible senior notes will be completed or, if completed, that it will be completed for the amounts contemplated. The completion of this offering of common stock is not conditioned on the completion of our concurrent public offering of convertible senior notes.

Risk factors	For a discussion of risks and uncertainties involved with an investment in our common stock, see “Risk factors” beginning on page S-7 of this prospectus supplement.

(1)	Assumes that the underwriters’ over-allotment option will not be exercised. The information above and elsewhere in this prospectus supplement regarding outstanding shares of our common stock is based on 58,516,902 shares of common stock outstanding as of April 16, 2007. As of December 31, 2006, we had outstanding options to purchase 2,360,000 shares of common stock at a weighted average exercise price of $8.68.

See “Description of Common Stock” on page 13 of the accompanying prospectus for additional information regarding the common stock to be issued in the offering.

Risk factors

An investment in our securities involves a high degree of risk. You should carefully read and consider the risks described below and those incorporated by reference before deciding to invest in our securities. The occurrence of any such risks could materially harm our business, financial condition, results of operations or cash flows. In any such case, the trading price of our common stock and other securities could decline, and you could lose all or part of your investment. When determining whether to invest in our securities, you should also refer to the other information contained or incorporated by reference in this prospectus supplement, including the section entitled “Risk factors” and our consolidated financial statements and the related notes in our annual report on Form 10-K for the year ended December 31, 2006.

Risks Related To Our Stock

There may be future dilution of our common stock or other equity, which will adversely affect the market price of our common stock.

Except as described under “Underwriting,” we are not restricted from issuing additional shares of our common stock, or securities convertible into or exchangeable for our common stock. In addition, to the extent options to purchase common stock under our employee and director stock option plans or outstanding warrants to purchase common stock are exercised or the price vesting triggers under the performance shares granted to our executive officers are satisfied, holders of our common stock will experience dilution. As of December 31, 2006, we had outstanding options to purchase 2,360,000 shares of common stock at a weighted average exercise price of $8.68.

Concurrently with this offering, we are offering $100.0 million aggregate principal amount of our 3 3/4% convertible senior notes due 2037 ($115.0 million aggregate principal amount if the underwriters exercise their over-allotment option in full). This prospectus supplement shall not be deemed an offer to sell or a solicitation of an offer to buy any of our convertible senior notes. See “Prospectus supplement summary—The offering—Concurrent notes offering.” If we issue additional shares of our common stock or convertible or exchangeable securities, it may adversely affect the market price of our common stock.

We may issue shares of preferred stock with greater rights than our common stock.

Although we have no current plans, arrangements, understandings or agreements to issue any preferred stock, our certificate of incorporation authorizes our board of directors to issue one or more series of preferred stock and set the terms of the preferred stock without seeking any further approval from our stockholders. Any preferred stock that is issued may rank ahead of our common stock, in terms of dividends, liquidation rights and voting rights. If we issue preferred stock, it may adversely affect the market price of our common stock.

We do not expect to pay dividends on our common stock.

We have never paid dividends with respect to our common stock, and we do not expect to pay any dividends, in cash or otherwise, in the foreseeable future. We intend to retain any earnings for use in our business. In addition, the credit agreement relating to our senior secured credit facility prohibits us from paying any dividends and the indenture governing our senior notes restricts our ability to pay dividends. In the future, we may agree to further restrictions.

The common stock is an unsecured equity interest in our company.

As an equity interest, the common stock will not be secured by any of our assets. Therefore, in the event we are liquidated, the holders of the common stock will receive a distribution only after all of our secured and unsecured creditors have been paid in full. There can be no assurance that we will have sufficient assets after paying our secured and unsecured creditors to make any distribution to the holders of the common stock.

Our stockholders do not have cumulative voting rights.

Holders of our common stock are not entitled to accumulate their votes for the election of directors or otherwise. Accordingly, a plurality of holders of our outstanding common stock will be able to elect all of our directors. As of March 31, 2007, our directors and executive officers and their respective affiliates collectively and beneficially owned approximately 8.0% of our outstanding common stock.

Anti-takeover provisions in our certificate of incorporation, Delaware law and certain of our contracts may have provisions that discourage corporate takeovers and could prevent stockholders from realizing a premium on their investment.

Certain provisions of our Certificate of Incorporation, the provisions of the Delaware General Corporation Law and certain of our contracts may discourage persons from considering unsolicited tender offers or other unilateral takeover proposals or require that such persons negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions may discourage acquisition proposals or delay or prevent a change in control. As a result, these provisions could have the effect of preventing stockholders from realizing a premium on their investment.

Our Certificate of Incorporation authorizes our board of directors to issue preferred stock without stockholder approval and to set the rights, preferences and other designations, including voting rights of those shares, as the board of directors may determine. In addition, our Certificate of Incorporation authorizes a substantial number of shares of common stock in excess of the shares outstanding. These provisions may discourage transactions involving actual or potential changes of control, including transactions that otherwise could involve payment of a premium over prevailing market prices to stockholders for their common stock.

Under our senior secured credit facility, a change in control is an event of default. Under the indenture governing our senior notes, upon the occurrence of a change in control, the holders of our senior notes will have the right, subject to certain conditions, to require us to repurchase their notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of the repurchase.

Use of proceeds

We estimate that we will receive net proceeds of $121.7 million from the offering of our common stock, after deducting underwriting discounts and commissions and estimated offering expenses. In addition, we expect to receive net proceeds of $96.8 million from the concurrent offering of convertible notes, after deducting underwriting discounts and commissions and estimated offering expenses. We intend to use the net proceeds we receive from the offering of our common stock to pay down approximately $121.5 million outstanding under our senior secured credit facility and other general corporate purposes, and use the net proceeds we receive from the concurrent offering of convertible notes for capital expenditures and other general corporate purposes. Approximately $43 million in aggregate will be paid to JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities Inc., which is a lender and administrative agent under our senior secured credit facility, Deutsche Bank Trust Company Americas, an affiliate of Deutsche Bank Securities Inc., which is a lender under our senior secured credit facility, and KeyBank, N.A., an affiliate of KeyBanc Capital Markets Inc., which is also a lender under our senior secured credit facility.

The senior secured credit facility has variable interest rates based upon the ratio of outstanding debt to the borrowing base. Rates vary between prime + 0.25% and 1.00% for base rate loans and between LIBOR +1.5% and 2.25% for Eurodollar loans, and the weighted average interest rate for the year ended December 31, 2006 was 8.1%. Our senior secured credit facility matures on November 17, 2010. We intend to redraw some or all of the amounts paid down on our senior secured credit facility for exploration and development of our oil and natural gas properties, for acquisition, exploration and development of additional properties or interests, acquisition of additional oil and natural gas service businesses, working capital and other general corporate purposes. Net proceeds may be temporarily invested prior to use.

Capitalization

The following table sets forth our capitalization as of December 31, 2006:

•	on a historical basis;

•	on a pro forma basis giving effect to the issuance in January 2007 of 2,768,000 shares of common stock at $20.98 with net proceeds of $56.6 million and the repayment in January 2007 of the $25 million unsecured term loan; and

•	on a pro forma as adjusted basis to reflect this offering and the use of net proceeds from this offering, based on the offering price of $20.50 per share and the concurrent $100 million convertible notes offering and the use of net proceeds from that offering as described in “Use of proceeds.”

This table should be read in conjunction with, and is qualified in its entirety by reference to, our historical financial statements and the accompanying notes and the “Management’s discussion and analysis of financial condition and results of operations” incorporated by reference herein and “Use of proceeds.”

	December 31, 2006		Pro Forma
(Dollars in thousands)	Actual	Pro Forma	As adjusted

Cash and cash equivalents	$7,666	$39,266	$139,782

Debt:
Senior secured credit facility, net[1]	118,000	118,000	—
Unsecured term loan	25,000	—	—
Term loan-DHS[2]	74,800	74,800	74,800
Other debt, net	80	80	80
7% senior notes due 2015, net[3]	149,384	149,384	149,384
3 3/4% convertible senior notes due 2037[4]	—	—	100,000

Total debt	367,264	342,264	324,264

Minority Interest	27,390	27,390	27,390

Stockholders’ equity:
Common stock, $0.01 par value, 300,000,000 shares authorized; 53,439,000 shares issued and outstanding actual, 56,207,000 shares issued and outstanding pro forma, 62,407,000 shares issued and outstanding pro forma as adjusted	534	562	624
Additional paid-in capital[5]	430,479	487,051	608,705
Accumulated other comprehensive income	4,865	4,865	4,865
Retained earnings (deficit)	(7,645)	(7,645)	(7,645)

Total stockholders’ equity	428,233	484,833	606,549
Total capitalization	822,887	854,487	958,203

(1)	Amounts outstanding under our senior secured credit facility on a pro forma basis have not been adjusted to reflect use of net proceeds from the issuance of 2,768,000 shares of common stock to repay borrowings and subsequent reborrowings of amounts under our senior secured credit facility. As of December 31, 2006, on a pro forma as adjusted basis, we would have approximately zero outstanding under our senior secured credit facility and additional availability of approximately $130 million. As of April 19, 2007, we had approximately $121.5 million outstanding under our senior secured credit facility. The amount outstanding under the senior secured credit facility fluctuates throughout the year depending on our working capital and other needs.

(2)	The DHS term loan is a $100.0 million senior secured credit facility with JPMorgan Chase Bank, N.A. The facility matures on May 4, 2012, and is non-recourse to Delta.

(3)	The $150 million aggregate principal amount of senior notes were issued at a discount of $750,000, which is being amortized over the ten year life of the notes.

(4)	Aggregate underwriting commissions and estimated expenses from the concurrent convertible notes offering will be approximately $3.2 million and will be amortized over the life of the notes.

(5)	Assumes aggregate underwriting commissions and estimated expenses from this offering will be approximately $5.4 million.

Price range of our common stock and dividends

Our common stock currently trades under the symbol “DPTR” on the NASDAQ Global Market. The following table sets forth, for the periods indicated, the high and low sales prices per share of our common stock, as reported on the NASDAQ Global Market.

Quarter Ended	High	Low

March 31, 2005	$17.07	$12.87
June 30, 2005	14.95	8.99
September 30, 2005	20.82	14.01
December 31, 2005	22.31	15.07
March 31, 2006	$24.95	$17.82
June 30, 2006	22.71	13.79
September 30, 2006	23.27	15.02
December 31, 2006	30.68	20.81
March 31, 2007	$23.12	$17.57
June 30, 2007 (through April 19, 2007)	$24.94	$21.09

On April 19, 2007, the last reported sale price of our common stock on the NASDAQ Global Market was $21.26 per share. As of December 31, 2006 there were approximately 800 shareholders of record of our common stock.

We did not declare any dividends during the periods indicated. We do not expect to pay any dividends, in cash or otherwise, with respect to our common stock in the foreseeable future.

Description of property

Development Projects—Rocky Mountain Region

The Rocky Mountain region comprised approximately 53% of our estimated proved reserves as of December 31, 2006. A substantial portion of our undeveloped acreage and a majority of our drilling inventory are located in this region, where our drilling efforts and capital expenditures will be increasingly focused. In the Rocky Mountains, our primary development activities are focused in three basins that provide a large inventory of development and exploration drilling, which we anticipate will provide us with a platform for reserve and production growth in the future.

•	Piceance Basin. Our primary producing assets in the Piceance Basin are the Vega Unit in Mesa County and the Garden Gulch Field in Garfield County, Colorado. We also have recently signed an acreage earning agreement that provides us the opportunity to earn up to 6,000 net acres, which surrounds our Vega Unit. These fields are consistent with our strategy of targeting reservoirs that demonstrate predictable per well reserve recoveries. Our Piceance Basin targets have 10-15 productive sands in the Williams Fork formation that have minimal geologic variance throughout the respective fields, which leads to predictable well results. We use our expertise in multi-zone, multi-stage frac completion technologies to accelerate production from wells, which also allows for increases in recoverable reserves. The Williams Fork member of the Mesaverde formation is the primary producing sand at depths of 6,400-8,000 feet in the Vega Unit and 7,500-9,000 feet in the Garden Gulch Field. Generally, our drilling and production results from our Piceance Basin properties have been encouraging.

In the Vega Unit we have a 100% working interest in 3,820 net acres. Approximately 1,180 net acres were undeveloped as of December 31, 2006. The Vega Unit produces from 11 sands in the Williams Fork formation. The geology of the Williams Fork formation is consistent throughout the Piceance Basin, which has led to minimal well-to-well variance in reserves and production in the Vega Unit. Our 2007 capital budget for the Vega Unit is $90—$95 million. We currently are undertaking continuous development of the field with two DHS rigs running full-time. Currently our gross production is approximately 15 MMcf/d. We anticipate that the Vega Unit will demonstrate significant production growth during 2007. The Vega Unit is being developed on 20 acre spacing. Most of the acreage in the Vega Unit is on federal land and is not subject to any drilling restrictions.

In the Garden Gulch Field there are 6,314 acres of undeveloped leasehold in which we own, through PGR Partners, LLC, an 18.6% non-operated working interest. This field is geologically analogous to the Vega Unit, and current drilling activity has demonstrated repeatable and predictable results. Our 2007 capital budget for the field is $16—$19 million. Most of our acreage is on fee land and not subject to any drilling restrictions.

We have entered into acreage earning agreement with EnCana that provides us the opportunity to earn into significant undeveloped acreage in the Piceance Basin that surrounds our Vega Unit. The agreement allows us to potentially earn up to 12,000 gross (6,000 net) acres and provides for the drilling of up to 600 gross (300 net) locations. Although the terms of the agreement are confidential we will, on average, earn a 50% working interest (42.5% net revenue interest) in the project by incurring a greater proportion of the drilling and completion costs than our stipulated working interest. We believe our ownership in, and takeaway capacity on, the Collbran Valley Gas System pipeline is integral for timely development of this acreage. We have initiated the permitting process on this acreage and expect to begin a development program with two DHS rigs in the third quarter of 2007.

•	Wind River Basin. Our primary asset in the Wind River Basin is the Howard Ranch, Copper Mountain Unit and Riverbank projects in Fremont County, Wyoming. We have an interest in approximately 45,000 net acres. While we have determined not to pursue our deep drilling program that we previously had in the Howard Ranch Field, in the second and third quarters of 2006 we completed a relatively shallow zone in the Lower Fort Union formation in two of our producing wells. Additionally, we recently completed another of our productive wells in the Lower Fort Union for an initial production rate of 2.5 MMcf/d and 150 Bls/d, which is our fourth well producing from the Lower Fort Union. The production results to date from these wells have been very encouraging and merit further development. The wells that will target the Lower Fort Union can be drilled much quicker and at a fraction of the cost of prior wells that were drilled to the Mesaverde formation. As of December 31, 2006 we had proved reserves from the two wells of 1.3 Bcfge and 1.9 Bcfge, respectively, from the Lower Fort Union. This formation is expected to be productive across most of our acreage position, which will likely be developed on 40 acre spacing. Completed well costs for this play are expected to average approximately $1.65 MM per well. Our 2007 capital budget for the Howard Ranch is approximately $37—$40 million. Much of our acreage position in this field is on federal land, and is subject to drilling restrictions that typically do not allow us to drill in the field for approximately six months out of the year. We have recently reached total depth on the Diamond State 36-33, which is the first well of our continuous drilling program, and expect completion results from this well in the current quarter.

•	Paradox Basin. In the Paradox Basin we have five different prospect areas in Montrose and San Miguel Counties in Colorado, and Grand County in Utah. Our average working interest in these areas is approximately 70%. Our Paradox Basin projects are consistent with our strategy of targeting reservoirs that demonstrate consistent geologic attributes that exist over large areas. Our geologic model for the Paradox targets salt anticline structures that are pervasive throughout the basin. Our 2007 drilling capital budget for the basin is $18—$21 million. We have drilled four wells in the Paradox Basin, in two of our five prospect areas.

In our Greentown project we have interests in approximately 29,000 net acres. We have drilled and completed three wells with encouraging results to date. During the post-frac flowback of the initial completion zone of our first well drilled in the project, the Greentown State 36-11, the well encountered unexpectedly high pressures that exceeded the rated pressure limits of the wellhead equipment, thereby causing the well to produce in an uncontrolled situation. Flow rates were estimated to have exceeded 12 MMcfe/d from less than 15% of the projected productive intervals. We contained the well over the following five days without property damage and without injury. Subsequent production testing indicated that the well produced at a stabilized rate of 3.8 MMcfe/d from this interval alone before being shut-in. The well production tested at a combined rate of 4.5 MMcf/d and 125 Bbls/d from two of 16 zones. We are currently completing additional zones up hole, which have similar log characteristics as those that have been completed. We estimate that proved reserves attributable to the two perforated zones in this well approximate 2.7 Bcfe. Our second well, the Greentown State 32-42, has been completed in eight of 16 pay intervals, and production tested at a combined rate of 2.0 Mmcf/d and 500 Bbls/d. Proved reserves attributable to the perforated zones in this well are estimated to approximate 5.8 Bcfe. The two Greentown wells are located 7.5 miles apart yet appear very analogous, with the 32-42 and the 36-11 having 1,077 and 906 feet of potentially productive pay, respectively, over the 16 separate intervals. The approximate completed well cost for the Greentown prospect area is $3.0 million per well. We anticipate developing our Greentown gas play on 80 acre spacing.

We are currently designing a pipeline to be built from the Greentown acreage to the interstate gas pipeline. We have surveyed the anticipated route of the pipeline and continue with the environmental assessment efforts needed for the required permits. Until the pipeline is constructed and operational we will not be able to sell natural gas from the Greentown project development. We estimate that the pipeline will become operational in 12 to 14 months.

In our Salt Valley project we have approximately 4,900 net acres. We have drilled one well in this prospect area, the Salt Valley 25-12, and completed it in 13 stages. The well encountered 654 feet of net sand over 15 separate intervals. A pumping unit and production equipment are being installed and combined production rates are expected to be known in second quarter of 2007. Based on volumetric calculations and completion results, we estimate that the well has proved reserves of approximately 200 MBbls. We anticipate that the Salt Valley prospect will be developed on 40 acre spacing. We anticipate that completed well costs for this prospect area will be $2.5 MM per well.

Development Projects—Gulf Coast Region

The Gulf Coast region comprises approximately 37% of our estimated proved reserves as of December 31, 2006. In the Gulf Coast Region, our primary producing properties include the Newton, Midway Loop and Opossum Hollow Fields. We have budgeted $38-42 million for drilling and completion activities in our Newton County activity areas and Midway Loop Field.

•	Newton Field. The Newton Field is located in Newton County, Texas. We have an interest in 21,000 net acres, where our working interest is 100% throughout and are producing from 40 wells within the field. The wells in the Newton Field produce from 13 different sands in the Wilcox formation that range in depth from 9,000 to 11,500 feet. The field is a large structural anticline that is defined by extensive well control and seismic information, and the Wilcox sands are consistent across the structure.

We have also experienced successful exploratory drilling and completion activity in seismically defined Wilcox, Yegua and Frio structures in Newton County, Texas that are located in the vicinity of the Newton Field. In particular, the Aeolus #1 was drilled on a seismically defined Frio formation in the fourth quarter of 2006, which has a current production rate of approximately 2.5 MMcf/d and 350 Bbls/d. We have also had successful drilling and completion results on three wells drilled on a seismically defined Wilcox structure north of the Newton Field. We are encouraged by initial production results from these wells and anticipate further drilling activity to test the seismically defined structures in Newton County. We have budgeted $15—$17 million for drilling and completion activity in Newton County for 2007.

•	Midway Loop Field. The Midway Loop Field is located in Polk and Tyler counties, Texas. The wells in this play produce from the Austin Chalk formation. We have recently drilled and completed our third well on our Austin Chalk acreage, the Simmons A70, for an initial production rate of 26MMcf/d and 2,100 Bls/d. All three of our Delta operated wells here have been successful economic wells with significant initial production rates and attractive per well F&D costs. These wells have dual lateral legs that are drilled horizontally and generally carry more drilling/mechanical risk than our drilling activities in our Rocky Mountain development projects. However, we believe we have furthered our knowledge and drilling method in our three drilled and producing wells. We are currently drilling our fourth well, the Dickens A-214, and anticipate drilling two additional wells in this play in 2007. We have budgeted $23—$25 million for the Midway Loop Field in 2007.

Exploration Projects

We have two primary exploration projects that we believe are among the most high-profile exploration plays in the continental United States, and additional promising exploration activity in the Paradox Basin built on our exploration success there in 2006.

•	Central Utah Hingeline. The Hingeline play is a geologic overthrust belt located in central Utah. We have an average 55% working interest in approximately 118,000 net acres, all of which are essentially undeveloped. We have been evaluating the technical and economic merits of central Utah since a new oil field (the “Covenant Field”) discovery by another operator validated the geologic premise supporting the exploratory activity. In early 2006 we acquired acreage from and partnered with Armstrong, which has significant experience in and focus on overthrust plays. Several geologic structural features have been identified under our acreage position. We believe the structures are large in comparison to the Covenant Field discovery and have the potential to contain significant hydrocarbons, particularly oil. Our first well drilled in this play, the Joseph Federal #1, was drilled to approximately 13,500 feet and was a dry hole. The well encountered the Navajo formation at a depth of 12,523 feet, which was approximately 7,000 feet deeper than the prognosis. The original geophysical interpretation was distorted because of the presence of an unanticipated igneous intrusive. An intrusive of this magnitude appears anomalous and, to date, only one other well in the trend has encountered an intrusive of any significant size. We are integrating the results of the Joseph Federal #1 dry hole into our overall geologic model of the central Utah overthrust belt, and anticipated drilling two additional wells in the Hingeline play for 2007. We estimate that the cost to drill the two wells will total approximately $13-15 million. We have a DHS rig contracted to drill the two exploratory wells.

•	Columbia River Basin. The CRB is located in southeast Washington and northeast Oregon. We have interests in approximately 467,500 net acres in the basin, virtually all of which are undeveloped. We have a 100% working interest in 435,000 acres and, through our majority owned subsidiary, CRB Partners LLC (“CRBP”), a 1% overriding royalty interest convertible to a 15% back-in after project payout working interest in an additional gross 403,000 (32,300 net) acres. We own an approximately 56% interest in and are the manager of CRBP. Recent interest in the play is based upon the evaluation of logs from wells that were drilled and abandoned in the 1980s. The logs show significant over-pressured, tight sand gas formations, which with the recent advancement in multi-stage frac technology could potentially produce significant quantities of natural gas. We are partners with the only oil and gas company that is actively drilling in the basin, and have an interest in the two wells that our partner has drilled to date and the third well that is currently being drilled. We expect completion results from these three wells during 2007.

The basin is characterized by over-pressured, tight sand gas formations, which fall into our core competency of multi-zone, multi-stage frac completion technologies. Based upon log evaluation of older wells, well testing and core analysis, there appear to be multiple productive zones with many hydrocarbon bearing sands, which lie below thick layers of basalt. The basalt effectively inhibits the use of seismic technology to map the sub-surface and sub-basalt features of the basin. However, we have employed an alternative method of sub-surface mapping that uses the vertical resistivity layering within the earth to detect the structural lows and highs beneath the basalt. Although not as accurate as modern 3-D seismic imaging, our mapping method has proven to be generally accurate in the three wells that have been drilled or are being drilled by our partner. We have completed the permitting process for a Delta-operated location, the McBride 28-13, and are in the process of permitting the Gray 20-31 on a separate prospect, which will also be Delta-operated.

•	Paradox Basin. In addition to the development activity we have in our Salt Valley and Greentown project, we have three other prospect areas in the Paradox Basin with approximately 26,500 net undeveloped acres. All three prospect areas are targeting natural gas under the same geologic model as the Greentown and Salt Valley projects.

The Central Utah Hingeline, Columbia River Basin and the three Paradox Basin prospect areas discussed above are long-term development prospects and do not account for any of our proved reserves as of December 31, 2005 or December 31, 2006.

Other Operations

Offshore California non-producing properties

The Company has direct and indirect ownership interests ranging from 2.49% to 100% in five unproved undeveloped offshore California oil and gas properties with aggregate carrying values of $12.5 million and $11.0 million at December 31, 2006 and 2005, respectively. These property interests are located in proximity to existing producing federal offshore units near Santa Barbara, California and represent the right to explore for, develop and produce oil and gas from offshore federal lease units. The recovery of our investment in these properties through the sale of hydrocarbons will require extensive exploration and development activities (and costs) that cannot proceed without certain regulatory approvals that have been delayed, and is therefore subject to other substantial risks and uncertainties.

We and our 91%-owned subsidiary, Amber Resources Company of Colorado (“Amber”), are among twelve plaintiffs in a lawsuit that was filed in the United States Court of Federal Claims (the “Court”) in Washington, D.C. alleging that the U.S. government has materially breached the terms of 40 undeveloped federal leases, some of which are part of our offshore California properties. On November 15, 2005, and October 31, 2006, the Court granted summary judgment as to liability and partial summary judgment as to damages with respect to 36 of the 40 total federal leases that are the subject of the litigation.

The Court has further ruled under a restitution theory of damages that the government must give back to the current lessees the more than $1.1 billion in lease bonuses it had received at the time of sale. Together with Amber, our net share of the $1.1 billion award is approximately $121 million. This award is subject to appeal and the government has filed a motion for reconsideration of the ruling as it relates to a single lease owned entirely by us. The value attributed to this lease represents significantly more than half of the net amount that would be received by us under the summary judgment. In its motion for reconsideration, the government has asserted that the affected lease is not being returned in substantially the same condition that it was in at the time it was initially granted because, allegedly, a significant portion of the hydrocarbons has been drained by wells that were drilled on an immediately adjacent lease. Although discovery is continuing on this issue, we currently believe that the government’s assertion is without merit and we are vigorously contesting it, however, we cannot predict with certainty the ultimate outcome of this matter.

On January 12, 2007, the Court entered an order of final judgment awarding the lessees restitution of the original lease bonuses paid for thirty five of the forty lawsuit leases, and the government filed a Notice of Appeal of the final judgment on the same date. The lease owned by us that is subject to the motion for reconsideration is not included in this order. The government’s appeal of the order of final judgment may contend that, among other things, the Court erred in finding that it breached the leases, and in allowing the current lessees to stand in the shoes of their predecessors for the purposes of determining the amount of damages that they are entitled to receive. The current lessees may appeal the order of final judgment to, among other things, challenge the Court’s rulings that they cannot recover their and their predecessors’ sunk costs as part of their restitution claim, or alternatively recover such sunk costs under a reliance theory of damages while recovering the lease bonuses in restitution. No payments will be made until all appeals have either been waived or exhausted.

DHS Drilling Company

We own 49.4% of DHS, which, as of March 31, 2007, owned 17 rigs with depth ratings of 7,500 to 20,000 feet. The following table shows property information and location for the DHS rigs.

	Current	Year
	State of	Built or		Depth
	Operation	Refurbished	Horsepower	Capacity

Rig No. 1	WY	2005	1,500	18,000
Rig No. 2	MT	2005	525	7,500
Rig No. 3	UT	2005	525	7,500
Rig No. 4	CO	2004	700	10,000
Rig No. 5	CO	2005	700	12,000
Rig No. 6	WY	2005	700	12,000
Rig No. 7	WA	2005	1,500	20,000
Rig No. 8	WY	2005	800	12,500
Rig No. 9	TX	2006	1,000	15,000
Rig No. 10	TX	2006	1,000	15,000
Rig No. 11	UT	2006	750	11,000
Rig No. 12	CO	2006	1,000	15,000
Rig No. 14	CA	2006	800	12,500
Rig No. 15	UT	2006	700	10,000
Rig No. 16	WY	2006	700	10,000
Rig No. 17	WY	2006	1,000	12,500
Rig No. 18	WY	2005	800	10,500

Material United States federal income and estate
tax consequences to non-U.S. holders

The following is a summary of the material United States federal income and estate tax consequences of the purchase, ownership and disposition of our common stock as of the date hereof. Except where noted, this summary deals only with common stock that is held as a capital asset by a non-U.S. holder.

A “non-U.S. holder” means a person (other than a partnership) that is not for United States federal income tax purposes any of the following:

•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their personal circumstances. In addition, it does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a United States expatriate, “controlled foreign corporation,” “passive foreign investment company” or a partnership or other pass-through entity for United States federal income tax purposes). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

If a partnership holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisors.

If you are considering the purchase of our common stock, you should consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the ownership of the common stock, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

Dividends

Dividends paid to a non-U.S. holder of our common stock generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment of the non-U.S. holder) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder of our common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete Internal Revenue Service Form W-8BEN (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

A non-U.S. holder of our common stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

Gain on Disposition of Common Stock

Any gain realized on the disposition of our common stock generally will not be subject to United States federal income tax unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” (“USRPHC”) for United States federal income tax purposes (i.e., a domestic corporation whose trade or business and real property assets consist primarily of “United States real property interests”).

An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated United States federal income tax rates. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

With respect to our status as a USRPHC, we believe that we currently are, and expect to be for the foreseeable future, a USRPHC. However, so long as our common stock continues to be regularly traded on an established securities market, a non-U.S. holder will be taxable on gain recognized on the sale of our common stock only if the non-U.S. holder actually or constructively holds more than 5% of such common stock at any time during the five-year period ending on the date of disposition or, if shorter, the non-U.S. holder’s holding period for the common stock.

Federal Estate Tax

Common stock held by an individual non-U.S. holder at the time of death will be included in such holder’s gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our common stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

Certain ERISA considerations

Section 406 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) prohibit “employee benefit plans” (as defined in Section 3(3) of ERISA) which are subject to Title I of ERISA (“ERISA Plans”) and certain other retirement plans, accounts and arrangements that are subject to Section 4975 of the Code (such accounts, together with ERISA Plans, referred to as “Plan” or “Plans”) from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code.

The acquisition of shares of common stock by a Plan with respect to which we or the underwriters are considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, unless the investment is purchased and held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor (the “DOL”) has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the purchase and holding of shares of common stock. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied.

The forgoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing shares of common stock on behalf of, or with the assets of, any plan consult with their counsel regarding the potential applicability of ERISA and Section 4975 of the Code to such investment and whether an exemption would be applicable to the purchase and holding of shares of common stock.

Governmental plans, foreign plans and certain church plans, while not subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of Title I of ERISA or of Section 4975 of the Code may nevertheless be subject to other local, state, federal, foreign or other laws that are substantially similar to the foregoing provisions of ERISA and the Code. Fiduciaries of such plans should consult with their counsel before purchasing any shares of common stock.

Underwriting

Under the terms and subject to the conditions contained in an underwriting agreement among us, the guarantors and the underwriters, we have agreed to sell to the underwriters named below, for whom J.P. Morgan Securities Inc., Lehman Brothers Inc. and Deutsche Bank Securities Inc. are acting as joint book-running managers and as representatives of the several underwriters, and each underwriter has severally agreed to purchase from us, the number of shares of common stock that appears opposite its name in the table below:

Underwriter	Number of shares

J.P. Morgan Securities Inc.	2,325,000
Lehman Brothers Inc.	1,705,000
Deutsche Bank Securities Inc.	930,000
Raymond James & Associates, Inc.	434,000
Coker, Palmer, Phillips & Mullen, Inc.	310,000
KeyBanc Capital Markets Inc.	310,000
Tristone Capital (U.S.A.) Inc.	186,000

Total	6,200,000

The underwriting agreement provides that the obligations of the several underwriters to purchase shares of our common stock are subject to the satisfaction of the conditions contained in the underwriting agreement, which include that:

•	the representations and warranties made by us to the underwriters are true;

•	there is no material adverse change in our business; and

•	we deliver customary closing documents to the underwriters.

The underwriters are committed to purchase all the shares of common stock offered by us if they purchase any shares (other than those shares of common stock covered by their option to purchase additional shares as described below).

The underwriters propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $0.4920 per share. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $0.1000 per share from the public offering price. After the public offering of the shares, the offering price and other selling terms may be changed by the underwriters.

The underwriters have an option to buy up to 930,000 additional shares of common stock from us to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus to exercise this over-allotment option. If any shares are purchased with this over-allotment option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting fee is $0.820 per share and total underwriting discounts and commissions to be paid to the underwriters is $5,084,000 (or $5,846,600 if the underwriters’ option is exercised in full).

We estimate that the total expenses of this offering payable by us, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts and commissions, will be approximately $300,000.

The offering of our shares of common stock is made for delivery when and if accepted by the underwriters and subject to prior sale and to withdrawal, cancellation or modification of this offering without notice. The underwriters reserve the right to reject an order for the purchase of shares in whole or part.

A prospectus supplement and the accompanying prospectus in electronic format may be made available on the web sites maintained by the underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters and selling group members that may make Internet distributions on the same basis as other allocations. Other than this prospectus supplement and the accompanying prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by the underwriters is not part of this prospectus supplement, the accompanying prospectus or the registration statement of which the prospectus forms a part, has not been approved or endorsed by us or the underwriters in its capacity as underwriters and should not be relied upon by investors.

We have agreed that we will not for a period of 90 days after the date of this prospectus supplement (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of our common stock or such other securities, in cash or otherwise, without the prior written consent of J.P. Morgan Securities Inc., other than:

•	the common stock to be sold in this offering;

•	any shares of common stock issued upon the exercise of options granted under existing employee stock option plans; and

•	any shares of common stock to be issued under our 2007 Performance and Equity Incentive Plan, which has been adopted subject to approval by our stockholders.

Our directors and executive officers have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons for a period of 90 days after the date of this prospectus supplement, may not (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock, or any securities convertible into or exercisable or exchangeable for our common stock (including, without limitation, common stock which may be deemed to be beneficially owned by such directors or executive officers in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of our common stock or such other securities, in cash or otherwise, without the prior written consent of J.P. Morgan Securities Inc., other than certain transfers (a) that are bona fide gifts, (b) by will or the laws of intestate succession or (c) for estate planning purposes.

The 90-day restricted periods described above are subject to extension such that, in the event that either (1) during the last 17 days of the 90-day restricted periods, we issue an earnings release or material news or a material event relating to us occurs or (2) prior to the expiration of the 90-day restricted periods, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period, the restrictions described above will, subject to limited exceptions, continue to apply until the expiration of the 18-day period beginning on the earnings release or the occurrence of the material news or material event.

We have agreed to indemnify the underwriters against certain liabilities, including civil liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Our common stock is quoted on the NASDAQ Global Market under the symbol “DPTR.”

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of shares of common stock described in this prospectus supplement may not be made to the public in that relevant member state prior to the publication of a prospectus in relation to the shares that has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive, except that, with effect from and including the relevant implementation date, an offer of securities may be offered to the public in that relevant member state at any time:

•	to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities; or

•	to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

•	in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.

Each purchaser of shares of common stock described in this prospectus supplement located within a relevant member state will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive.

For purposes of this provision, the expression an “offer to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

We have not authorized and do not authorize the making of any offer of shares of common stock through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the shares of common stock as contemplated in this prospectus supplement. Accordingly, no purchaser of the shares of common stock, other than the underwriters, is authorized to make any further offer of the shares of common stock on behalf of us or the underwriters.

This prospectus supplement is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive (“Qualified Investors”) that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions, penalty bids and passive market making transactions in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriters of shares of our common stock in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares of our common stock over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares of our common stock involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares of our common stock in the open market.

•	Syndicate covering transactions involve purchases of our common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares of our common stock available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option so that if there is a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares of our common stock in the open market after the pricing of this offering that could adversely affect investors who purchase in this offering.

•	Penalty bids permit the representatives of the underwriters to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

In connection with the offering, underwriters and selling group members may engage in passive market making transactions in the common stock on the NASDAQ National Market in accordance with Rule 103 of Regulation M under the Exchange Act during the period before the commencement of offers or sales of common stock and extending through the completion of distribution. A passive market maker must display its bids at a price not in excess of the highest independent bid of the security. However, if all independent bids are lowered below the passive market maker’s bid that bid must be lowered when specified purchase limits are exceeded.

The underwriters have advised us that, pursuant to Regulation M of the Exchange Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock. These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NASDAQ Global Market, in the over-the-counter market or otherwise.

Certain of the underwriters and their respective affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their respective affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future. JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities Inc., is a lender and the administrative agent under our senior secured credit facility and Deutsche Bank Trust Company Americas, an affiliate of Deutsche Bank Securities Inc., and KeyBank, N.A., an affiliate of KeyBank Capital Markets Inc., are lenders under our senior secured credit facility. As described in “Use of proceeds,” we currently intend to use the net proceeds of this offering to pay down outstanding amounts under our senior secured credit facility. Consequently, this offering is being conducted in accordance with NASD Conduct Rule 2710(h). In addition, each of the underwriters in this offering also acted as an underwriter in connection with our concurrent and separate convertible notes offering.

Legal matters

Davis Graham & Stubbs LLP, Denver, Colorado, has provided its opinion on the validity of the securities offered by this prospectus supplement. Simpson Thacher & Bartlett LLP, New York, New York, has represented the underwriters in connection with this offering.

Experts

Independent Registered Public Accountants

The consolidated financial statements of Delta Petroleum Corporation as of December 31, 2006 and 2005, and for the year ended December 31, 2006, the six-month period ended December 31, 2005, and each of the years ended June 30, 2005 and 2004 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report refers to the adoption of Statement of Financial Accounting Standards No. 123(R), Share Based Payment, as of July 1, 2005.

Reserve Engineers

Certain information incorporated herein regarding estimated quantities of oil and natural gas reserves and their present value is based on estimates of the reserves and present values prepared by or derived from estimates prepared by Ralph E. Davis Associates, Inc. and Mannon Associates, Inc., independent reserve engineers. The reserve information is incorporated herein in reliance upon the authority of said firms as experts with respect to such reports.

Incorporation of certain information by reference

The SEC allows us to “incorporate by reference” our publicly filed reports into this prospectus, which means that information included in those reports is considered part of this prospectus supplement. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC and state the address of that site (http://www.sec.gov). Information that we file with the SEC after the date of this prospectus supplement will automatically update and supersede the information contained in this prospectus supplement and in prior reports. All documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, other than information furnished pursuant to Item 2.02 or Item 7.01 (or corresponding information furnished under Item 9.01 or included as an exhibit) of Form 8-K or as otherwise permitted by SEC rules, from the date of this prospectus supplement until the completion of the offering to which this prospectus supplement relates or this offering is terminated, shall also be deemed to be incorporated herein by reference and will automatically update and supersede information included or previously incorporated by reference in this prospectus supplement. The documents we incorporate by reference into this prospectus supplement are:

•	Our Annual Report on Form 10-K, for the year ended December 31, 2006; and

•	Our Current Reports on Form 8-K filed January 25, 2007, January 30, 2007 and February 9, 2007.

You may obtain a copy of any or all of the documents referred to above which may have been or may be incorporated by reference into this prospectus supplement (excluding certain exhibits to the documents) at no cost to you by writing or telephoning us at the following address: Kevin K. Nanke, Delta Petroleum Corporation, 370 17th Street, Suite 4300, Denver, Colorado 80202, telephone (303) 293-9133.

Glossary of oil and gas terms

The terms defined in this section are used throughout this prospectus supplement.

3-D seismic. Geophysical data that depict the subsurface strata in three dimensions. 3-D seismic typically provides a more detailed and accurate interpretation of the subsurface strata than 2-D, or two-dimensional, seismic.

Acreage earning agreement. An agreement under which the owner of a working interest in a natural gas and oil lease assigns the working interest or a portion of the working interest to another party who desires to drill on the leased acreage. Generally, the assignee is required to drill one or more wells in order to earn its interest in the acreage. The assignor usually retains a royalty or reversionary interest in the lease. The interest received by an assignee is a “farm-in” while the interest transferred by the assignor is a “farm-out.”

Bbl. Barrel (of oil or natural gas liquids).

Bbls/d. Barrel (of oil or natural gas liquids) per day.

Bcf. Billion cubic feet (of natural gas).

Bcfe. Billion cubic feet equivalent.

Completion. The process of treating a drilled well followed by the installation of permanent equipment for the production of natural gas or oil, or in the case of a dry hole, the reporting of abandonment to the appropriate agency.

Dry hole; dry well. A well found to be incapable of producing either oil or gas in sufficient quantities to justify completion as an oil or gas well.

Environmental assessment. A study that can be required pursuant to federal law prior to drilling a well.

Exploratory well. A well drilled to find and produce oil or gas in an unproved area, to find a new reservoir in a field previously found to be productive of oil or gas in another reservoir, or to extend a known reservoir.

Field. An area consisting of either a single reservoir or multiple reservoirs, all grouped on or related to the same individual geological structural feature and/or stratigraphic condition.

Finding and development costs. Capital costs incurred in the acquisition, exploitation and exploration of proved oil and natural gas reserves divided by proved reserve additions and revisions to proved reserves.

Liquids. Describes oil, condensate, and natural gas liquids.

MBbls. Thousand barrels of crude oil or other liquid hydrocarbons.

Mcf. Thousand cubic feet of natural gas.

MMcf. Million cubic feet of natural gas.

MMcf/d. One Mmcf per day.

MMcfe. Million cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids.

MMcfe/d. One Mmcfe per day.

Net acres or net wells. The sum of the fractional working interest owned in gross acres or gross wells expressed in whole numbers.

Over-pressured. A subsurface formation that exerts an abnormally high formation pressure on a wellbore drilled into it.

Play. Group of fields with similar trap structures/reservoir rock.

Present value or PV10% or “SEC PV10%.” When used with respect to oil and gas reserves, present value or PV10% or SEC PV10% means the estimated future gross revenue to be generated from the production of net proved reserves, net of estimated production and future development and abandonment costs, using prices and costs in effect at the determination date, without giving effect to non-property related expenses such as general and administrative expenses, debt service, accretion, and future income tax expense or to depreciation, depletion, and amortization, discounted using monthly end-of-period discounting at a nominal discount rate of 10% per annum.

Productive well. A well that is found to be capable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of the production exceed production expenses and taxes.

Prospect. A specific geographic area which, based on supporting geological, geophysical or other data and also preliminary economic analysis using reasonably anticipated prices and costs, is deemed to have potential for the discovery of commercial hydrocarbons.

Proved developed reserves. Estimated proved reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

Proved reserves. Estimated quantities of crude oil, natural gas, and natural gas liquids which, upon analysis of geologic and engineering data, appear with reasonable certainty to be recoverable in the future from known oil and gas reservoirs under existing economic and operating conditions.

Proved undeveloped reserves. Estimated proved reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required.

Reservoir. A porous and permeable underground formation containing a natural accumulation of producible natural gas and/or oil that is confined by impermeable rock or water barriers and is separate from other reservoirs.

Tight sand gas. A formation with low permeability that produces natural gas with very low flow rates for long periods of time.

Undeveloped acreage. Acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil or natural gas, regardless of whether such acreage contains estimated proved reserves.

Working interest. An operating interest which gives the owner the right to drill, produce, and conduct operating activities on the property and a share of production.

PROSPECTUS

DELTA PETROLEUM CORPORATION

PIPER PETROLEUM COMPANY
DELTA EXPLORATION COMPANY, INC.
CASTLE TEXAS EXPLORATION LIMITED PARTNERSHIP
DPCA LLC
DLC, INC.

Senior Debt Securities
Subordinated Debt Securities
Common Stock
Preferred Stock
Warrants
Guarantees

Delta Petroleum Corporation (“Delta,” “we,” “us,” or “our”) may offer and sell from time to time senior and subordinated debt securities, common stock, $0.01 par value, preferred stock, $0.01 par value and warrants to purchase any of the other securities that may be sold under this prospectus, and senior or subordinated unsecured guarantees, in one or more transactions. Certain of our subsidiaries may guarantee the securities we issue.

We will provide specific terms of any offering in supplements to this prospectus. The securities may be offered separately or together in any combination and as separate series. You should read this prospectus and any supplement carefully before you invest.

We may sell securities directly to you, through agents we select, or through underwriters or dealers we select. If we use agents, underwriters or dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement. The net proceeds we expect to receive from these sales will be described in the prospectus supplement.

Our common stock is traded on the NASDAQ Global Market under the symbol “DPTR.” On April 16, 2007, the last reported sales price of our common stock on the NASDAQ National Market was $24.36 per share. The applicable prospectus supplement will contain information, where applicable, as to any other listing on the NASDAQ Global Market or any securities exchange of the securities covered by the prospectus supplement.

For a discussion of the factors you should carefully consider before deciding to purchase these securities, please consider the risk factors described in the documents we incorporate by reference, as well as those that may be included in the applicable prospectus supplement and other information incorporated by reference in the applicable prospectus supplement. Also, please read “Cautionary Statement Regarding Forward-Looking Statements.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 17, 2007.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC” or the “Commission”), using a “shelf” registration process. Under the shelf registration, we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities that we may offer. Each time that we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement also may add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information incorporated by reference in this prospectus before making an investment in our securities. See “Where You Can Find More Information” for more information. We may use this prospectus to sell securities only if it is accompanied by a prospectus supplement.

You should not assume that the information in this prospectus, any accompanying prospectus supplement or any document incorporated by reference is accurate as of any date other than the date on its front cover.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith file reports and other information with the Commission. Such reports and other information filed by us can be inspected and copied at the public reference facilities of the SEC at 100 F Street N.E., Washington, D.C. 20549. Requests for copies should be directed to the Commission’s Public Reference Section, Judiciary Plaza, 100 F Street N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for more information on the public reference rooms. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically.

We have filed with the Commission a Registration Statement on Form S-3 (together with all exhibits, amendments and supplements, the “Registration Statement”) of which this prospectus constitutes a part, under the Securities Act of 1933, as amended (the “Securities Act”). This prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules of the Commission. For further information pertaining to us, reference is made to the Registration Statement. Statements contained in this prospectus or any document incorporated herein by reference concerning the provisions of documents are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. Copies of the Registration Statement are on file at the offices of the Commission, and may be inspected without charge at the offices of the Commission, the addresses of which are set forth above, and copies may be obtained from the Commission at prescribed rates. The Registration Statement has been filed electronically through the Commission’s Electronic Data Gathering, Analysis and Retrieval System and may be obtained through the Commission’s Web site (http://www.sec.gov).

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed with the SEC are incorporated by reference in this prospectus:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

•	Our Current Reports on Form 8-K filed on January 25, 2007, January 30, 2007 and February 9, 2007 (excluding information furnished pursuant to Item 2.02 or Item 7.01 or corresponding information furnished under Item 9.01 or included as an exhibit);

•	The description of our common stock contained in our Registration Statement on Form 10 filed September 9, 1987, as amended as described in our Current Report on Form 8-K dated January 31, 2006; and

•	All documents filed by us, subsequent to the date of this prospectus, under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering made by this prospectus.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus or in any other subsequently filed document which is also incorporated herein by reference modifies or replaces such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Unless specifically stated to the contrary, none of the information that we disclose under Items 2.02 or 7.01 or corresponding information furnished under Item 9.01 or included as an exhibit of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, on written or oral request of such person, a copy of any or all documents incorporated by reference in this prospectus. Requests for such copies should be directed to Kevin K. Nanke, Delta Petroleum Corporation, Suite 4300, 370 17th Street, Denver, Colorado 80202, or (303) 293-9133.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

We are including the following discussion to inform our existing and potential security holders generally of some of the risks and uncertainties that can affect us and to take advantage of the “safe harbor” protection for forward-looking statements afforded under federal securities laws. From time to time, our management or persons acting on our behalf make forward-looking statements to inform existing and potential security holders about us. Forward-looking statements are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “plan,” “goal” or other words that refer to uncertainty of future events or outcomes. Except for statements of historical or present facts, all other statements contained or incorporated by reference in this prospectus are forward-looking statements. The forward-looking statements may appear in a number of places and include statements with respect to, among other things: business objectives and strategic plans; operating strategies; acquisition strategies; drilling wells; oil and gas reserve estimates (including estimates of future net revenues associated with such reserves and the present value of such future net revenues); estimates of future production of oil and natural gas; expected results or benefits associated with our acquisitions; marketing of oil and natural gas; expected future revenues, earnings, and results of operations; future capital, development and exploration expenditures (including the amount and nature thereof); our expectation that we will have adequate cash from operations and credit facility borrowings to meet future debt service, capital expenditure and working capital requirements; nonpayment of dividends; expectations regarding competition and our competitive advantages; impact of the adoption of new accounting standards and our financial and accounting systems and analysis programs; and effectiveness of our internal controls over financial reporting.

These statements by their nature are subject to certain risks, uncertainties and assumptions and will be influenced by various factors. Should any of the assumptions underlying a forward-looking statement prove incorrect, actual results could vary materially. In some cases, information regarding certain important factors that could cause actual results to differ materially from any forward-looking statement appears together with such statement. In addition, the risk factors we describe in the documents we incorporate by reference, as well as other possible factors not listed, could cause actual results to differ materially from those expressed in forward-looking statements, including, without limitation, the following:

•	deviations in and volatility of the market prices of both crude oil and natural gas;

•	the timing, effects and success of our acquisitions, dispositions and exploration and development activities;

•	uncertainties in the estimation of proved reserves and in the projection of future rates of production;

•	timing, amount, and marketability of production;

•	third party curtailment, processing plant or pipeline capacity constraints beyond our control;

•	our ability to find, acquire, market, develop and produce new properties;

•	plans with respect to divestiture of oil and gas properties;

•	effectiveness of management strategies and decisions;

•	the strength and financial resources of our competitors;

•	climatic conditions;

•	changes in the legal and/or regulatory environment and/or changes in accounting standards policies and practices or related interpretations by auditors or regulatory entities; and

•	unanticipated recovery or production problems, including cratering, explosions, fires and uncontrollable flows of oil, gas or well fluids.

Many of these factors are beyond our ability to control or predict. These factors are not intended to represent a complete list of the general or specific factors that may affect us.

All forward-looking statements speak only as of the date made. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements above. Except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

THE COMPANY

We are an independent energy company engaged primarily in the exploration for, and the acquisition, development, production, and sale of, natural gas and crude oil. Our core areas of operation are the Rocky Mountain and onshore Gulf Coast regions, which comprise the majority of our proved reserves, production and long-term growth prospects. We have a significant drilling inventory that consists of proved and unproved locations, the majority of which are located in our Rocky Mountain development projects.

As of December 31, 2006, our reserves were comprised of approximately 302.4 Bcfe, 74.3% of which were natural gas. Our reserve estimates change continuously and are evaluated by us on an annual basis. Deviations in the market prices of both crude oil and natural gas and the effects of acquisitions, dispositions and exploration and development activities may have a significant effect on the quantities and future values of our reserves.

We are concentrating a substantial portion of our 2007 exploration and development budget on the development of our Piceance, Wind River and Paradox Basin assets in the Rockies, and to a lesser extent, our Newton and Midway Loop fields in the Gulf Coast. As of March 31, 2007, we controlled approximately 1.3 million net undeveloped acres, representing approximately 97% of our total net acreage position. We retain a high degree of operational control over our asset base, with an average working interest of approximately 85% (excluding our Columbia River Basin properties) as of December 31, 2006. This provides us with controlling interests in a multi-year inventory of drilling locations, positioning us for continued reserve and production growth through our drilling operations.

We also currently have an ownership interest in a drilling company, providing the benefit of full-time access to seventeen drilling rigs. We concentrate our exploration and development efforts in fields where we can apply our technical exploration and development expertise, and where we have accumulated significant operational control and experience.

We maintain our principal executive offices at 370 17th Street, Suite 4300, Denver, Colorado 80202, and our telephone number is (303) 293-9133. Our common stock is listed on the NASDAQ Global Market under the symbol “DPTR.”

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we intend to use the net proceeds we receive from any offering of these securities for the exploration and development of our natural gas and oil properties, acquisition, exploration and development of additional properties or interests, acquisition of additional oil and gas service businesses, repayment of indebtedness, working capital and general corporate purposes. Net proceeds may be temporarily invested prior to use.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges is as follows for the periods indicated:

	Transition
Fiscal Year	Period
Ended	July 1, 2005 to
December 31,	December 31,	Fiscal Year Ended June 30,
2006	2005	2005		2004		2003		2002

*	*	2.26	x	2.23	x	0.87	x	—

*	Less than 1. During the year ended December 31, 2006 and six months ended December 31, 2005 our earnings were less than our fixed charges by $18.6 million and $19.8 million, respectively.

We have computed the ratio of fixed charges by dividing earnings by fixed charges. For this purpose, “earnings” consist of income/(loss) from continuing operations before income tax, adjustments for minority interests, changes in accounting principles and fixed charges, and “fixed charges” consist of interest and financing expense, amortization of deferred financing costs and the estimated interest factor relating to rental expense.

PLAN OF DISTRIBUTION

We may sell the offered securities (a) through agents; (b) through underwriters or dealers; (c) directly to one or more purchasers; or (d) through a combination of any of these methods of sale. We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in a prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

The debt securities offered by this prospectus will be issued under indentures between us and U.S. Bank National Association, as Trustee, or between us and a trustee that we will identify in a supplement to this prospectus relating to the particular debt securities being offered. Any such indenture will be qualified under, subject to and governed by, the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The debt securities will be unsecured obligations of Delta and will be either senior or subordinated debt. Senior debt will be issued under a senior note indenture and subordinated debt will be issued under a subordinated note indenture. The senior note indenture and the subordinated note indenture are sometimes referred to in this prospectus individually as an “indenture” and collectively as the “indentures.” We have summarized selected provisions of the indentures and the debt securities below. This summary is not complete and is qualified in its entirety by reference to the indentures. For purposes of this summary, the terms “we,” “our,” “ours” and “us” refer only to Delta and not to any of our subsidiaries.

We may issue debt securities at any time and from time to time in one or more series under the indentures. The indentures give us the ability to reopen a previous issue of a series of debt securities and issue additional debt securities of the same series. The indentures may not limit the amount of debt securities or other unsecured debt which we or our subsidiaries may issue. We will describe the particular terms of each series of debt securities we offer in a supplement to this prospectus. If any particular terms of the debt securities described in a prospectus supplement differ from any of the terms described in this prospectus, then the terms described in the applicable prospectus supplement will supercede the terms described in this prospectus. The terms of our debt securities will include those set forth in the indentures and those made a part of the indentures by the Trust Indenture Act. You should carefully read the summary below, the applicable prospectus supplement and the provisions of the applicable indenture that may be important to you before investing in our debt securities.

General

The senior debt securities will have the same ranking as all of our other unsecured and unsubordinated debt. The subordinated debt securities will be unsecured and will be subordinated and junior to all senior indebtedness.

The debt securities may be issued in one or more separate series of senior debt securities and/or subordinated debt securities. The prospectus supplement relating to the particular series of debt securities being offered will specify the particular amounts, prices and terms of those debt securities. These terms may include:

•	the title of the debt securities;

•	any limit upon the aggregate principal amount of the debt securities;

•	the date or dates, or the method of determining the dates, on which the debt securities will mature;

•	the interest rate or rates of the debt securities, or the method of determining those rates, the interest payment dates and, for registered debt securities, the regular record dates;

•	if a debt security is issued with original issue discount, the yield to maturity;

•	the places where payments may be made on the debt securities;

•	any mandatory or optional redemption provisions applicable to the debt securities;

•	any sinking fund or analogous provisions applicable to the debt securities;

•	any conversion or exchange provisions applicable to the debt securities;

•	any terms for the attachment to the debt securities of warrants, options or other rights to purchase or sell our securities;

•	the portion of the principal amount of the debt security payable upon the acceleration of maturity if other than the entire principal amount of the debt securities;

•	any deletions of, or changes or additions to, the events of default or covenants applicable to the debt securities;

•	if other than U.S. dollars, the currency or currencies in which payments of principal, premium and/or interest on the debt securities will be payable and whether the holder may elect payment to be made in a different currency;

•	the method of determining the amount of any payments on the debt securities which are linked to an index;

•	whether the debt securities will be issued in fully registered form without coupons or in bearer form, with or without coupons;

•	or any combination of these, and whether they will be issued in the form of one or more global securities in temporary or definitive form;

•	whether the debt securities will be convertible or exchangeable into or for common stock, preferred stock or other debt securities and the conversion price or exchange ratio, the conversion or exchange period and any other conversion or exchange provisions;

•	any terms relating to the delivery of the debt securities if they are to be issued upon the exercise of warrants;

•	whether and on what terms we will pay additional amounts to holders of the debt securities that are not U.S. persons in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether and on what terms we will have the option to redeem the debt securities rather than pay the additional amounts; and

•	any other specific terms of the debt securities.

Unless otherwise specified in the applicable prospectus supplement, (1) the debt securities will be registered debt securities and (2) debt securities denominated in U.S. dollars will be issued, in the case of registered debt securities, in denominations of $1,000 or an integral multiple of $1,000 and, in the case of bearer debt securities, in denominations of $5,000. Debt securities may bear legends required by United States federal tax law and regulations.

If any of the debt securities are sold for any foreign currency or currency unit or if any payments on the debt securities are payable in any foreign currency or currency unit, the prospectus supplement will contain any restrictions, elections, tax consequences, specific terms and other information with respect to the debt securities and the foreign currency or currency unit.

Some of the debt securities may be issued as original issue discount debt securities. Original issue discount securities bear no interest during all or a part of the time that these debt securities are outstanding or bear interest at below-market rates and will be sold at a discount below their stated principal amount at maturity. The prospectus supplement will also contain special tax, accounting or other information relating to original issue discount securities or relating to other kinds of debt securities that may be offered, including debt securities linked to an index or payable in currencies other than U.S. dollars.

Exchange, Registration and Transfer

Debt securities may be transferred or exchanged at the corporate trust office of the security registrar or at any other office or agency maintained by our company for these purposes, without the payment of any service charge, except for any tax or governmental charges. The senior trustee initially will be the designated security registrar in the United States for the senior debt securities. The subordinated trustee initially will be the designated security registrar in the United States for the subordinated debt securities.

If debt securities are issuable as both registered debt securities and bearer debt securities, the bearer debt securities will be exchangeable for registered debt securities. Except as provided below, bearer debt securities will have outstanding coupons. If a bearer debt security with related coupons is surrendered in exchange for a registered debt security between a record date and the date set for the payment of interest, the bearer debt security will be surrendered without the coupon relating to that interest payment and that payment will be made only to the holder of the coupon when due.

In the event of any redemption in part of any class or series of debt securities, we will not be required to:

•	issue, register the transfer of, or exchange, debt securities of any series between the opening of business 15 days before any selection of debt securities of that series to be redeemed and the close of business on:

•	if debt securities of the series are issuable only as registered debt securities, the day of mailing of the relevant notice of redemption, and

•	if debt securities of the series are issuable as bearer debt securities, the day of the first publication of the relevant notice of redemption or, if debt securities of the series are also issuable as registered debt securities and there is no publication, the day of mailing of the relevant notice of redemption;

•	register the transfer of, or exchange, any registered debt security selected for redemption, in whole or in part, except the unredeemed portion of any registered debt security being redeemed in part; or

•	exchange any bearer debt security selected for redemption, except to exchange it for a registered debt security which is simultaneously surrendered for redemption.

Payment and Paying Agent

We will pay principal, interest and any premium on fully registered securities in the designated currency or currency unit at the office of a designated paying agent. Payment of interest on fully registered securities may be made at our option by check mailed to the persons in whose names the debt securities are registered on days specified in the indentures or any prospectus supplement.

We will pay principal, interest and any premium on bearer securities in the designated currency or currency unit at the office of a designated paying agent or agents outside of the United States. Payments will be made at the offices of the paying agent in the United States only if the designated currency is U.S. dollars and payment outside of the United States is illegal or effectively precluded. If any amount payable on any debt security or coupon remains unclaimed at the end of two years after that amount became due and payable, the paying agent will release any unclaimed amounts to our company, and the holder of the debt security or coupon will look only to our company for payment.

Global Securities

A global security represents one or any other number of individual debt securities. Generally all debt securities represented by the same global securities will have the same terms. Each debt security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depositary Trust Company, New York, New York, known as DTC, will be the depositary for all debt securities that are issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. As a result of these arrangements, the depositary, or its nominee, will be the sole registered holder of all debt securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account either with the depositary or with another institution that has an account with the depositary. Thus, an investor whose security is represented by a global security will not be registered holder of the debt security, but an indirect holder of a beneficial interest in the global security.

Temporary Global Securities

All or any portion of the debt securities of a series that are issuable as bearer debt securities initially may be represented by one or more temporary global debt securities, without interest coupons, to be deposited with the depositary for credit to the accounts of the beneficial owners of the debt securities or to other accounts as they may direct. On and after an exchange date provided in the applicable prospectus supplement, each temporary global debt security will be exchangeable for definitive debt securities in bearer form, registered form, definitive global bearer form or any combination of these forms, as specified in the prospectus supplement. No bearer debt security delivered in exchange for a portion of a temporary global debt security will be mailed or delivered to any location in the United States.

Interest on a temporary global debt security will be paid to the depositary with respect to the portion held for its account only after they deliver to the trustee a certificate which states that the portion:

•	is not beneficially owned by a United States person;

•	has not been acquired by or on behalf of a United States person or for offer to resell or for resale to a United States person or any person inside the United States; or

•	if a beneficial interest has been acquired by a United States person, that the person is a financial institution, as defined in the Internal Revenue Code, purchasing for its own account or has acquired the debt security through a financial institution and that the debt securities are held by a financial institution that has agreed in writing to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Internal Revenue Code and the regulations to the Internal Revenue Code and that it did not purchase for resale inside the United States.

The certificate must be based on statements provided by the beneficial owners of interests in the temporary global debt security. The depositary will credit the interest received by it to the accounts of the beneficial owners of the debt security or to other accounts as they may direct.

“United States person” means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or an estate or trust with income subject to United States federal income taxation regardless of its source.

Definitive Global Securities

Bearer Securities.  The applicable prospectus supplement will describe the exchange provisions, if any, of debt securities issuable in definitive global bearer form. We will not deliver any bearer debt securities delivered in exchange for a portion of a definitive global debt security to any location in the United States.

U.S. Book-Entry Securities.  Debt securities of a series represented by a definitive global registered debt security and deposited with or on behalf of a depositary in the United States will be represented by a definitive global debt security registered in the name of the depositary or its nominee. Upon the issuance of a global debt security and the deposit of the global debt security with the depositary, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts represented by that global debt security to the accounts of participating institutions that have accounts with the depositary or its nominee. The accounts to be credited shall be designated by the underwriters or agents for the sale of U.S. book-entry debt securities or by us, if these debt securities are offered and sold directly by us.

Ownership of U.S. book-entry debt securities will be limited to participants or persons that may hold interests through participants. In addition, ownership of U.S. book-entry debt securities will be evidenced only by, and the transfer of that ownership will be effected only through, records maintained by the depositary or its nominee for the definitive global debt security or by participants or persons that hold through participants.

So long as the depositary or its nominee is the registered owner of a global debt security, that depositary or nominee, as the case may be, will be considered the sole owner or holder of the U.S. book-entry debt securities represented by that global debt security for all purposes under the indenture. Payment of principal of, and premium and interest, if any, on, U.S. book-entry debt securities will be made to the depositary or its nominee as the registered owner or the holder of the global debt security representing the U.S. book-entry debt securities. Owners of U.S. book-entry debt securities:

•	will not be entitled to have the debt securities registered in their names;

•	will not be entitled to receive physical delivery of the debt securities in definitive form; and

•	will not be considered the owners or holders of the debt securities under the indenture.

The laws of some jurisdictions require that purchasers of securities take physical delivery of securities in definitive form. These laws impair the ability to purchase or transfer U.S. book-entry debt securities.

We expect that the depositary for U.S. book-entry debt securities of a series, upon receipt of any payment of principal of, or premium or interest, if any, on, the related definitive global debt security, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global debt security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a global debt security held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

Consolidation, Merger, Sale or Conveyance

We may, without the consent of the holders of the debt securities, merge into or consolidate with any other person, or convey or transfer all or substantially all of our company’s properties and assets to another person provided that:

•	the successor assumes on the same terms and conditions all the obligations under the debt securities and the indentures; and

•	immediately after giving effect to the transaction, there is no default under the applicable indenture.

The remaining or acquiring person will be substituted for our company in the indentures with the same effect as if it had been an original party to the indenture. A prospectus supplement will describe any other limitations on the ability of our company to merge into, consolidate with, or convey or transfer all or substantially all or our properties and assets to, another person.

Satisfaction and Discharge; Defeasance

We may be discharged from our obligations on the debt securities of any class or series that have matured or will mature or be redeemed within one year if we deposit with the trustee enough cash and/or U.S. government obligations or foreign government securities, as the case may be, to pay all the principal, interest and any premium due to the stated maturity or redemption date of the debt securities and comply with the other conditions set forth in the applicable indenture. The principal conditions that we must satisfy to discharge our obligations on any debt securities are (1) pay all other sums payable with respect to the applicable series of debt securities and (2) deliver to the trustee an officers’ certificate and an opinion of counsel which state that the required conditions have been satisfied.

Each indenture contains a provision that permits our company to elect to be discharged from all of our obligations with respect to any class or series of debt securities then outstanding. However, even if we effect a legal defeasance, some of our obligations will continue, including obligations to:

•	maintain and apply money in the defeasance trust,

•	register the transfer or exchange of the debt securities,

•	replace mutilated, destroyed, lost or stolen debt securities, and

•	maintain a registrar and paying agent in respect of the debt securities.

Each indenture also permits our company to elect to be released from our obligations under specified covenants and from the consequences of an event of default resulting from a breach of those covenants. To make either of the above elections, we must deposit in trust with the trustee cash and/or U.S. government obligations, if the debt securities are denominated in U.S. dollars, and/or foreign government securities if the debt securities are denominated in a foreign currency, which through the payment of principal and interest under their terms will provide sufficient amounts, without reinvestment, to repay in full those debt securities. As a condition to legal defeasance or covenant defeasance, we must deliver to the trustee an opinion of counsel that the holders of the debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit and defeasance and will be subject to U.S. federal income tax in the same amount and in the same manner and times as would have been the case if the deposit and defeasance had not occurred. In the case of a legal defeasance only, the opinion of counsel must be based on a ruling of the U.S. Internal Revenue Service or other change in applicable U.S. federal income tax law.

The indentures specify the types of U.S. government obligations and foreign government securities that we may deposit.

Events of Default, Notice and Waiver

Each indenture defines an event of default with respect to any class or series of debt securities as one or more of the following events:

•	failure to pay interest on any debt security of the class or series for 30 days when due;

•	failure to pay the principal or any premium on any debt securities of the class or series when due;

•	failure to make any sinking fund payment for 30 days when due;

•	failure to perform any other covenant in the debt securities of the series or in the applicable indenture with respect to debt securities of the series for 90 days after being given notice; and

•	occurrence of an event of bankruptcy, insolvency or reorganization set forth in the indenture.

An event of default for a particular class or series of debt securities does not necessarily constitute an event of default for any other class or series of debt securities issued under an indenture.

In the case of an event of default arising from events of bankruptcy or insolvency set forth in the indenture, all outstanding debt securities will become due and payable immediately without further action or notice. If any other event of default as to a series of debt securities occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding debt securities of that series may declare all the debt securities to be due and payable immediately.

The holders of a majority in aggregate principal amount of the debt securities then outstanding by notice to the trustee may on behalf of the holders of all of the debt securities of that series waive any existing default or event of default and its consequences under the applicable indenture except a continuing default or event of default in the payment of interest on, or the principal of, the debt securities of that series.

Each indenture requires the trustee to, within 90 days after the occurrence of a default known to it with respect to any outstanding series of debt securities, give the holders of that class or series notice of the default if uncured or not waived. However, the trustee may withhold this notice if it determines in good faith that the withholding of this notice is in the interest of those holders, except that the trustee may not withhold this notice in the case of a payment default. The term “default” for the purpose of this provision means any event that is, or after notice or lapse of time or both would become, an event of default with respect to debt securities of that series.

Other than the duty to act with the required standard of care during an event of default, a trustee is not obligated to exercise any of its rights or powers under the applicable indenture at the request or direction of any of the holders of debt securities, unless the holders have offered to the trustee reasonable security and indemnity. Each indenture provides that the holders of a majority in principal amount of outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or other power conferred on the trustee if the direction would not conflict with any rule of law or with the indenture. However, the trustee may take any other action that it deems proper which is not inconsistent with any direction and may decline to follow any direction if it in good faith determines that the directed action would involve it in personal liability.

Each indenture includes a covenant that we will file annually with the trustee a certificate of no default, or specifying any default that exists.

Modification of the Indentures

We and the applicable trustee may modify an indenture without the consent of the holders for limited purposes, including adding to our covenants or events of default, establishing forms or terms of debt securities, curing ambiguities and other purposes which do not adversely affect the holders in any material respect.

We and the applicable trustee may make modifications and amendments to an indenture with the consent of the holders of a majority in principal amount of the outstanding debt securities of all affected series. However, without the consent of each affected holder, no modification may:

•	change the stated maturity of any debt security;

•	reduce the principal, premium, if any, or rate of interest on any debt security;

•	change any place of payment or the currency in which any debt security is payable;

•	impair the right to enforce any payment after the stated maturity or redemption date;

•	adversely affect the terms of any conversion right;

•	reduce the percentage of holders of outstanding debt securities of any series required to consent to any modification, amendment or waiver under the indenture;

•	change any of our obligations, with respect to outstanding debt securities of a series, to maintain an office or agency in the places and for the purposes specified in the indenture for the series; or

•	change the provisions in the indenture that relate to its modification or amendment other than to increase the percentage of outstanding debt securities of any series required to consent to any modification or waiver under the indenture.

Meetings

The indentures will contain provisions for convening meetings of the holders of debt securities of a series. A meeting may be called at any time by the trustee and also, upon request, by our company or the holders of at least 25% in principal amount of the outstanding debt securities of a series, in any case upon notice given in accordance with “Notices” below. Persons holding a majority in principal amount of the outstanding debt securities of a series will constitute a quorum at a meeting. A meeting called by our company or the trustee that does not have a quorum may be adjourned for not less than 10 days. If there is not a quorum at the adjourned meeting, the meeting may be further adjourned for not less than 10 days. Any resolution presented at a meeting at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series, except for any consent which must be given by the holders of each debt security affected by the modifications or amendments of an indenture described above under “Modification of the Indentures.” However, a resolution with respect to any request, demand, authorization, direction, notice, consent, waiver, or other action which may be made, given, or taken by the holders of a specified percentage, which is equal to or less than a majority, in principal amount of outstanding debt securities of a series may be adopted at a meeting at which a quorum is present by the affirmative vote of the holders of the specified percentage in principal amount of the outstanding debt securities of that series. Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with an indenture will be binding on all holders of debt securities of that series and the related coupons. The indentures will provide that specified consents, waivers and other actions may be given by the holders of a specified percentage of outstanding debt securities of all series affected by the modification or amendment, acting as one class. For purposes of these consents, waivers and actions, only the principal amount of outstanding debt securities of any series represented at a meeting at which a quorum is present and voting in favor of the action will be counted for purposes of calculating the aggregate principal amount of outstanding debt securities of all series affected by the modification or amendment favoring the action.

Notices

In most instances, notices to holders of bearer debt securities will be given by publication at least once in a daily newspaper in New York, New York and in London, England and in other cities as may be specified in the bearer debt securities and will be mailed to those persons whose names and addresses were previously filed with the applicable trustee, within the time prescribed for the giving of the notice. Notice to holders of registered debt securities will be given by mail to the addresses of those holders as they appear in the security register.

Title

Title to any bearer debt securities and any related coupons will pass by delivery. We, the trustee, and any agent of ours or the trustee may treat the holder of any bearer debt security or related coupon and, prior to due presentment for registration of transfer, the registered owner of any registered debt security as the absolute owner of that debt security for the purpose of making payment and for all other purposes, regardless of whether or not that debt security or coupon shall be overdue and notwithstanding any notice to the contrary.

Replacement of Securities Coupons

Debt securities or coupons that have been mutilated will be replaced by our company at the expense of the holder upon surrender of the mutilated debt security or coupon to the security registrar. Debt securities or coupons that become destroyed, stolen, or lost will be replaced by our company at the expense of the holder upon delivery to the security registrar of evidence of its destruction, loss, or theft satisfactory to our company and the security registrar. In the case of a destroyed, lost, or stolen debt security or coupon, the holder of the debt security or coupon may be required to provide reasonable security or indemnity to the trustee and our company before a replacement debt security will be issued.

Governing Law

The indentures, the debt securities, and the coupons will be governed by, and construed under, the laws of the State of New York.

Concerning the Trustees

We may from time to time maintain lines of credit, and have other customary banking relationships, with any of the trustees.

Senior Debt Securities

The senior debt securities will rank equally with all of our company’s other unsecured and non-subordinated debt.

Certain Covenants in the Senior Indenture

The prospectus supplement relating to a series of senior debt securities will describe any material covenants in respect of that series of senior debt securities.

Subordinated Debt Securities

The subordinated debt securities will be unsecured. The subordinated debt securities will be subordinate in right of payment to all senior indebtedness. In addition, claims of creditors and preferred shareholders of our subsidiaries generally will have priority with respect to the assets and earnings of our subsidiaries over the claims of our creditors, including holders of the subordinated debt securities, even though those obligations may not constitute senior indebtedness. The subordinated debt securities, therefore, will be effectively subordinated to creditors, including trade creditors, and preferred shareholders of our subsidiaries with regard to the assets of our subsidiaries. Creditors of our subsidiaries include trade creditors, secured creditors and creditors holding guarantees issued by our subsidiaries.

Unless otherwise specified in a prospectus supplement, senior indebtedness shall mean the principal of, premium, if any, and interest on, all indebtedness for money borrowed by our company and any deferrals, renewals, or extensions of any senior indebtedness. Indebtedness for money borrowed by our company includes all indebtedness of another person for money borrowed that we guarantee, other than the subordinated debt securities, whether outstanding on the date of execution of the subordinated indenture or created, assumed or incurred after the date of the subordinated indenture. However, senior indebtedness will not include any indebtedness that expressly states to have the same rank as the subordinated debt securities or to rank junior to the subordinated debt securities. Senior indebtedness will also not include:

•	any of our obligations to our subsidiaries; and

•	any liability for federal, state, local or other taxes owed or owing by our company.

The senior debt securities constitute senior indebtedness under the subordinated indenture. A prospectus supplement will describe the relative ranking among different series of subordinated debt securities.

Unless otherwise specified in a prospectus supplement, we may not make any payment on the subordinated debt securities and may not purchase, redeem, or retire any subordinated debt securities if any senior indebtedness is not paid when due or the maturity of any senior indebtedness is accelerated as a result of a default, unless the default has been cured or waived and the acceleration has been rescinded or the senior indebtedness has been paid in full. We may, however, pay the subordinated debt securities without regard to these limitations if the subordinated trustee and our company receive written notice approving the payment from the representatives of the holders of senior indebtedness with respect to which either of the events set forth above has occurred and is continuing. Unless otherwise specified in a prospectus supplement, during the continuance of any default with respect to any designated senior indebtedness under which its maturity may be accelerated immediately without further notice or the expiration of any applicable grace periods, we may not pay the subordinated debt securities for 90 days after the receipt by the subordinated trustee of written notice of a default from the representatives of the holders of designated senior indebtedness. If the holders of designated senior indebtedness or the representatives of those holders have not accelerated the maturity of the designated senior indebtedness at the end of the 90 day period, we may resume payments on the subordinated debt securities. Only one notice may be given in any consecutive

360-day period, irrespective of the number of defaults with respect to designated senior indebtedness during that period.

In the event that we pay or distribute our company’s assets to creditors upon a total or partial liquidation, dissolution or reorganization of our company or our company’s property, the holders of senior indebtedness will be entitled to receive payment in full of the senior indebtedness before the holders of subordinated debt securities are entitled to receive any payment. Until the senior indebtedness is paid in full, any payment or distribution to which holders of subordinated debt securities would be entitled but for the subordination provisions of the subordinated indenture will be made to holders of the senior indebtedness as their interests may appear. However, holders of subordinated debt securities will be permitted to receive distributions of shares and debt securities subordinated to the senior indebtedness. If a distribution is made to holders of subordinated debt securities that, due to the subordination provisions, should not have been made to them, the holders of subordinated debt securities are required to hold it in trust for the holders of senior indebtedness, and pay it over to them as their interests may appear.

If payment of the subordinated debt securities is accelerated because of an event of default, either we or the subordinated trustee will promptly notify the holders of senior indebtedness or the representatives of the holders of the acceleration. We may not pay the subordinated debt securities until five business days after the holders or the representatives of the senior indebtedness receive notice of the acceleration. Afterwards, we may pay the subordinated debt securities only if the subordination provisions of the subordinated indenture otherwise permit payment at that time.

As a result of the subordination provisions contained in the subordinated indenture, in the event of insolvency, our creditors who are holders of senior indebtedness may recover more, ratably, than the holders of subordinated debt securities. In addition, our creditors who are not holders of senior indebtedness may recover less, ratably, than holders of senior indebtedness and may recover more, ratably, than the holders of subordinated indebtedness.

The prospectus supplement relating to a series of subordinated debt securities will describe any material covenants in respect of any series of subordinated debt securities.

Conversion or Exchange

We may issue debt securities that we may convert or exchange into common stock or other securities, property or assets. If so, we will describe the specific terms on which the debt securities may be converted or exchanged in the applicable prospectus supplement. The conversion or exchange may be mandatory, at your option, or at our option. The applicable prospectus supplement will describe the manner in which the shares of common stock or other securities, property or assets you would receive would be issued or delivered.

DESCRIPTION OF COMMON STOCK

We are authorized to issue 300,000,000 shares of common stock, par value $0.01 per share. As of April 16, 2007, there were 58,516,902 shares of common stock outstanding.

Dividend Rights

Holders of our common stock may receive dividends when, as and if declared by our board of directors out of the assets legally available for that purpose and subject to the preferential dividend rights of any other classes or series of stock of our company.

Voting and Other Rights

Holders of our common stock are entitled to one vote per share in all matters as to which holders of common stock are entitled to vote, and, in general, all matters will be determined by a majority of votes cast.

Election of Directors

Directors hold office until the next annual meeting of stockholders and are eligible for reelection at such meeting. Directors are elected by a plurality of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. There is no cumulative voting for directors.

Liquidation

In the event of any liquidation, dissolution or winding up of Delta, holders of the common stock have the right to receive ratably and equally all of the assets remaining after payment of liabilities and liquidation preferences of any preferred stock then outstanding.

Redemption

Delta’s common stock is not redeemable or convertible.

Other Provisions

All outstanding common stock is, and the common stock offered by this prospectus or obtainable on exercise or conversion of other securities offered hereby, if issued in the manner described in this prospectus and the applicable prospectus supplement, will be, fully paid and non-assessable.

You should read the prospectus supplement relating to any offering of common stock, or of securities convertible, exchangeable or exercisable for common stock, for the terms of the offering, including the number of shares of common stock offered, any initial offering price and market prices relating to the common stock.

This section is a summary and may not describe every aspect of our common stock that may be important to you. We urge you to read our certificate of incorporation and our by-laws, because they, and not this description, define your rights as a holder of our common stock. See “Where You Can Find More Information” for information on how to obtain copies of these documents.

DESCRIPTION OF PREFERRED STOCK

We are authorized to issue up to 3,000,000 shares of preferred stock, par value $0.01 per share. As of April 16, 2007, there were no shares of preferred stock outstanding. Shares of preferred stock are issuable in such series as determined by the board of directors, who have the authority to determine the relative rights and preferences of each such series.

The issuance of preferred stock could adversely affect the voting power of holders of our common stock, and the likelihood that preferred holders will receive dividend and liquidation preferences may have the effect of delaying, deferring or preventing a change in control of Delta, which could depress the market price of our common stock. Unless otherwise indicated in the prospectus supplement, all shares of preferred stock to be issued from time to time under this prospectus will be fully paid and nonassessable.

The prospectus supplement relating to the preferred stock offered will contain a description of the specific terms of that series as fixed by our board of directors, including, as applicable:

•	the number of shares of preferred stock offered and the offering price of the preferred stock;

•	the title and stated value of the preferred stock;

•	the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation of such rates, periods or dates applicable to the preferred stock;

•	the date from which dividends on the preferred stock will accumulate, if applicable;

•	the liquidation rights of the preferred stock;

•	the procedures for auction and remarketing, if any, of the preferred stock;

•	the sinking fund provisions, if applicable, for the preferred stock;

•	the redemption provisions, if applicable, for the preferred stock;

•	whether the preferred stock will be convertible into or exchangeable for other securities and, if so, the terms and conditions of the conversion or exchange, including the conversion price or exchange ratio and the conversion or exchange period (or the method of determining the same);

•	whether the preferred stock will have voting rights and the terms of any voting rights, if any;

•	whether the preferred stock will be listed on any securities exchange;

•	whether the preferred stock will be issued with any other securities and, if so, the amount and terms of these securities; and

•	any other specific terms, preferences or rights of, or limitations or restrictions on, the preferred stock.

DESCRIPTION OF WARRANTS

Warrants to be Issued

We may issue warrants independently or together with preferred stock or common stock. Each class or series of warrants will be issued under a separate warrant agreement to be entered into at the time the warrants are issued.

The prospectus supplement relating to a particular issue of warrants to issue common stock will describe the terms of the warrants, including the following:

You should refer to the provisions of the warrant agreement that will be filed with the SEC in connection with the offering of warrants for the complete terms of the warrant agreement.

Prior to the exercise of any warrants, holders of such warrants will not have any rights of holders of the securities purchasable upon such exercise, including the right to receive payments of dividends, or the right to vote such underlying securities.

DESCRIPTION OF GUARANTEES

Any guarantees that we or certain of our subsidiaries issue from time to time for the benefit of holders of specified underlying securities will include the following terms and conditions, plus any additional terms specified in the accompanying prospectus supplement.

A guarantee will provide that we unconditionally guarantee the due and punctual payment of the principal, interest (if any), premium (if any) and all other amounts due under the applicable underlying securities when the same shall become due and payable, whether at maturity, pursuant to mandatory or optional prepayments, by acceleration or otherwise, in each case after any applicable grace periods or notice requirements, according to the terms of the applicable underlying securities. Any guarantee shall be unconditional irrespective of the validity or enforceability of the applicable underlying security, any change or amendment thereto or any other circumstances that may otherwise constitute a legal or equitable discharge or defense of a guarantor. However, we will not waive presentment or demand of payment or notice with respect to the applicable underlying security unless otherwise provided in the accompanying prospectus supplement.

We shall be subrogated to all rights of the issuer of the applicable underlying securities in respect of any amounts paid by us pursuant to the provisions of a guarantee, except to the extent otherwise stated in a prospectus supplement. The guarantee shall continue to be effective or reinstated, as the case may be, if at any time any payment made by the issuer of the applicable underlying security is rescinded or must otherwise be returned upon the insolvency, bankruptcy or reorganization of Delta, the issuer of the applicable underlying security or otherwise.

LEGAL MATTERS

Davis Graham & Stubbs LLP of Denver, Colorado has provided its opinion on the validity of the securities offered by this prospectus.

EXPERTS

Independent Registered Public Accountants

The consolidated financial statements of Delta Petroleum Corporation as of December 31, 2006 and 2005, and for the year ended December 31, 2006, the six-month period ended December 31, 2005, and each of the years ended June 30, 2005 and 2004 and managements’ assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report refers to the adoption of Statement of Financial Accounting Standards No. 123(R), Share Based Payment, as of July 1, 2005.

Reserve Engineers

Certain information incorporated by reference in this prospectus regarding estimated quantities of oil and natural gas reserves associated with our oil and gas properties, the future net revenues from those reserves and their present value is based on estimates of the reserves and present values prepared by or derived from estimates prepared by Ralph E. Davis Associates, Inc. or Mannon Associates, Inc., independent reserve engineers. The reserve information is incorporated by reference herein in reliance upon the authority of said firms as experts with respect to such reports.

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement to this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

6,200,000 shares

Common stock

Joint Book-Running Managers

JPMorgan	Lehman Brothers	Deutsche Bank Securities

Co-Managers
Raymond James
Coker, Palmer, Phillips & Mullen, Inc.
KeyBanc Capital Markets
Tristone Capital
Prospectus supplement

April 19, 2007

You should rely only on the information contained in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference in this prospectus supplement. Neither we nor the underwriters have authorized anyone to provide you with information that is different. We are offering our common stock only in jurisdictions where such offers are permitted. The information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of their respective dates, regardless of the time of delivery of this prospectus supplement, or of any sale of our common stock.

No action is being taken in any jurisdiction outside the United States to permit a public offering of the common stock or possession or distribution of this prospectus supplement and the accompanying prospectus in that jurisdiction. Persons who come into possession of this prospectus supplement and the accompanying prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus supplement and the accompanying prospectus applicable to that jurisdiction.